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                                                                EXHIBIT 10.1

                                January 17, 1997

VIA FEDERAL EXPRESS
Mr. Kevin L. Verner
2516 Innisfail Lane
Clemmons, North Carolina  27012

Dear Kevin:

     We are pleased to extend an offer to you to join WMS Gaming Inc., a wholly-owned subsidiary of WMS Industries Inc., as Executive Vice President and General Manager. This offer of employment is subject to acceptable results of background criminal and financial investigations we propose to conduct and your election as an officer is further subject to our providing all appropriate governmental notice.

     Your principal place of business will be the Chicago, Illinois facilities of WMS Gaming Inc. (the "Company.") Your base annual salary will be Two Hundred and Fifty Thousand Dollars ($250,000) and you will be eligible to receive a fiscal year-end bonus provided Company-specified goals are achieved (the "Goal-Based Bonus.") The maximum of any such Goal-Based Bonus to become payable will be fifty percent (50%) of your base annual salary. In addition, you will also be eligible to receive an annual incentive bonus which shall be based upon the Company's pre-tax profits ("Incentive Bonus.") The maximum of any such Incentive Bonus to become payable will be two hundred percent (200%) of your base annual salary. It is anticipated that the Goal-Based Bonus will be phased out during the course of your employment with the Company and the Incentive Bonus proportionately increased during the phase-out such that, upon complete phase out of the Goal-Based Bonus, the maximum of any such Incentive Bonus to become payable to you will be two hundred and fifty percent (250%) of your base annual salary.

     The Company will also pay you the amount of "Performance Units" which would have been payable to you by your present employer were you not to leave its employ. Provided you remain continuously employed with the Company through the date of payment, the Company will pay you Fifty Thousand One Hundred Dollars ($50,100) during the second week of February, 1998 and Seventy-Two Thousand Dollars ($72,000) during the second week of February, 1999.

     Upon the commencement of your employment, management of the Company will recommend that the WMS Stock Option Committee grant you options to purchase one hundred thousand (100,000) shares of WMS Common Stock which may be exercised as follows: up to ten percent (10%) of the total number of shares granted to you ("Total Grant") shall be exercisable commencing on the first anniversary of the date of grant; up to thirty percent (30%) of the Total Grant shall be exercisable commencing on the second anniversary of the date of grant; up to sixty percent (60%) of the Total Grant shall be exercisable commencing on the third anniversary of the date of grant; and up to one hundred percent (100%) of the Total Grant shall be exercisable commencing on the fourth anniversary of the date of grant.



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Mr. Kevin L. Verner
January 17, 1997
Page 2


     You will also be entitled to participate in the Exec-U-Care medical plan and the 401(k) savings plan as maintained by WMS Industries Inc. in accordance with the provisions of such plans. Copies of our standard stock option agreement, Registration Statement No. 333-06021 on Form S-8 as filed with the Securities and Exchange Commission on June 14, 1996 containing a copy of the 1994 Stock Option Plan, the Form 10-K Report for fiscal year ended June 30, 1996 and the Form 10-Q Report for fiscal quarter ended December 31, 1996, Exec-U-Care plan and 401(k) plan are enclosed. As your review of the Exec-U-Care plan will indicate, Exec-U-Care provides a life insurance benefit equal to twice base annual salary, up to a maximum of $200,000. This benefit is in addition to the Company's general life insurance coverage which also provides a benefit equal to twice base annual salary, up to a maximum of $200,000.

     The Company will reimburse you for all reasonable duly-documented moving expenses. Should you desire, the Company shall also engage a third-party company on your behalf to sell and, if required, purchase your home in order to facilitate your move to the Chicago area.

     Your employment will be considered "employment at will," however, in the event your employment is terminated by the Company other than for cause during your first two (2) years of employment, the Company will pay you severance payments for two (2) years following your termination. The annual severance amount shall be equivalent to your highest base annual salary during the one-year period prior to the date of termination and shall be paid to you in equal amounts no less frequently than every other week.

     Due to the legal regulation of the gaming industry, we have enclosed a Pre-Employment Questionnaire and Personal Information Questionnaire which we ask that you complete and return. We have also enclosed the form of our standard Inventions, Intellectual Material and Confidentiality Agreement which we will require you to sign upon the commencement of your employment.

     We look forward to having you join the Company and are hopeful that you will favorably consider our offer of employment.

                                        Very truly yours,

                                        WMS INDUSTRIES INC.

                                        /s/ Neil D. Nicastro
                                        Neil D. Nicastro
                                        President & Chief Executive Officer

Enclosures